UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 22, 2022

Astrotech Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34426	91-1273737
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 Donley Drive, Suite 100, Austin, Texas		78758
(Address of Principal Executive Offices)		(Zip Code)

(512) 485-9530
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ASTC	NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 22, 2022, Astrotech Corporation (the “Company”), filed a third amendment (the “Amendment”) to the Company’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware to effect a 1-for-30 reverse stock split of all of the Company’s issued and outstanding shares of common stock, par value $0.001 per share (the “Reverse Stock Split”). The Reverse Stock Split will become effective at 12:01 a.m. Eastern Time on December 5, 2022. The Company’s common stock is expected to begin trading on a split adjusted basis on The Nasdaq Capital Market when the market opens on December 5, 2022, under the existing trading symbol “ASTC.”

At the Company’s Annual Meeting of Stockholders held on November 15, 2022, the stockholders of the Company approved a proposal to authorize the Company’s Board of Directors (the “Board”) to effect, in its discretion, prior to December 31, 2022, a reverse stock split of all of the Company’s issued and outstanding shares of common stock, at a specific ratio, ranging from 1-for-5 to 1-for-30, with the timing and ratio to be determined by the Board, if effected, and approved a corresponding amendment to the Company’s Certificate of Incorporation, in substantially the same form as the Amendment. On November 18, 2022, the Board approved the Reverse Stock Split at a ratio of 1-for-30.

The Amendment provides that at the effective time of the Reverse Stock Split, each 30 shares of the Company’s issued and outstanding common stock will be automatically combined into one validly issued, fully paid and non-assessable share of common stock, without effecting a change to the par value per share. The Reverse Stock Split will affect all shares of the Company’s common stock outstanding immediately prior to the effective time of the Reverse Stock Split, as well as the number of shares of common stock available for issuance under the Company’s equity incentive plans. In addition, the Reverse Stock Split will effect a reduction in the number of shares of common stock issuable upon the exercise of stock options and warrants outstanding immediately prior to the effectiveness of the Reverse Stock Split with a corresponding increase in exercise price per share. The Reverse Stock Split will also trigger a proportionate adjustment to the number of shares of common stock issuable upon the conversion of our Series D convertible preferred stock, par value $0.001 per share.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the reverse stock split will be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing trading price per share of the common stock as reported on The Nasdaq Capital Market during the regular trading hours for the five consecutive trading days immediately preceding the effective date of the Reverse Stock Split (with such average closing sales prices being adjusted to give effect to the Reverse Stock Split).

The Reverse Stock Split is primarily intended to bring the Company into compliance with the minimum bid price requirements for maintaining its listing on The Nasdaq Capital Market. The new CUSIP number for the common stock following the Reverse Stock Split is 046484309.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Items.

On November 23, 2022, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

3.1	Third Certificate of Amendment to the Certificate of Incorporation of Astrotech Corporation.
99.1	Press release, dated November 23, 2022, issued by Astrotech Corporation.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 23, 2022

Astrotech Corporation

		By:	/s/ Thomas B. Pickens III
		Name:	Thomas B. Pickens III
		Title:	Chairman of the Board and Chief Executive Officer